Exhibit 4.23

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

by and between

BANCO DE CHILE

and

CITIGROUP INC.

Dated August 29, 2025 and with effect as of January 1, 2026

Amended and Restated Master Services Agreement

Banco de Chile – Citigroup Inc.

Effective January 1, 2026

MASTER SERVICES AGREEMENT

This MASTER SERVICES AGREEMENT (this “Agreement”), dated as of August 29, 2025, with effect as of January 1, 2026, by and between Banco de Chile, a banking corporation organized under the laws of Chile (together with its Subsidiaries, “Banco de Chile”), and Citigroup Inc. (“Citigroup” and together with its Subsidiaries and Affiliates, “Citi”).

RECITALS

WHEREAS, as of January 1, 2008, Citi combined its banking operations in Chile with those of Banco de Chile and Banco de Chile migrated the business conducted by its North American branches to Citi;

WHEREAS, the terms for the migration of the business conducted by Banco de Chile’s North American branches to Citi are set forth in an Asset Purchase Agreement, dated as of December 31, 2007 (as the same may be amended or modified from time to time, the “Asset Purchase Agreement”), between Banco de Chile and Citibank, N.A.;

WHEREAS, Banco de Chile and Citigroup entered into a Global Connectivity Agreement (Contrato de Conectividad Global), dated October 22, 2015, with effect as of January 1, 2016 (as the same may be amended, modified, extended, supplemented or restated from time to time, the “Connectivity Agreement”), which replaced a previous Global Connectivity Agreement dated December 27, 2007 (as amended), and which provides for the collaboration between Citi and Banco de Chile in connection with the marketing, sales and services activities described therein;

WHEREAS, Banco de Chile and Citigroup entered into a Cooperation Agreement (Contrato de Cooperación), dated October 22, 2015, with effect as of January 1, 2016 (as the same may be amended, modified, extended, supplemented or restated from time to time, the “Cooperation Agreement”), which replaced a previous Cooperation Agreement dated December 27, 2007 (as amended), and which regulates certain aspects of the relationship between Citi and its Subsidiaries, on the one hand, and Banco de Chile and its Subsidiaries, on the other hand, pursuant to the Connectivity Agreement and the Trademark License Agreement (as defined herein);

WHEREAS, Banco de Chile and Citigroup entered into a Master Services Agreement dated as of January 26, 2017, with effect as of January 1, 2017 (as amended or modified from time to time, the “Previous MSA”), which replaced a previous Master Services Agreement dated as of September 25, 2009 (the “Original MSA”), and which regulates and implements the mutual services resulting from the above mentioned agreements;

WHEREAS, Banco de Chile and Citigroup entered into an Amended and Restated Master Services Agreement dated as of November 29, 2019, with effect as of January 1, 2020 (as amended or modified from time to time, the “2019 MSA”), which replaced the Previous MSA and regulated and implemented the mutual services resulting from the above mentioned agreements;

WHEREAS, Banco de Chile and Citigroup entered into an Amended and Restated Master Services Agreement dated as of August 31, 2021, with effect as of January 1, 2022 (as amended or modified from time to time, the “2021 MSA”), which replaced the 2019 MSA and regulated and implemented the mutual services resulting from the above mentioned agreements;

WHEREAS, Banco de Chile and Citigroup entered into an Amended and Restated Master Services Agreement dated as of August 29, 2023, with effect as of January 1, 2024 (as amended or modified from time to time, the “2023 MSA”), which replaced the 2021 MSA and regulated and implemented the mutual services resulting from the above mentioned agreements; and

WHEREAS the Parties wish to continue to provide certain services to each other and have agreed to modify certain terms and conditions of such services;

NOW, THEREFORE, in consideration of the mutual covenants, agreements and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE i. DEFINITIONS

1.1 Definitions. For the purposes of this Agreement, unless the context clearly requires otherwise, the following terms shall have the following meanings:

“Additional Service” shall have the meaning set forth in Section 2.4(a).

“Affiliate” means any person who is an “affiliate” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended; provided, that for purposes of this Agreement, Citi and Banco de Chile shall not be Affiliates of each other.

“Agreement” shall have the meaning set forth in the introduction to this agreement.

“Authorized User” shall mean a Banco de Chile Authorized User or a Citi Authorized User.

“Banco de Chile” shall have the meaning set forth in the introduction to this Agreement.

“Banco de Chile Authorized User” shall have the meaning set forth in Section 5.8(a).

“Banco de Chile Browse-Wrap Agreement” shall have the meaning set forth in Section 5.9(b).

“Banco de Chile Business” shall mean the business of Banco de Chile and its Affiliates.

“Banco de Chile Click-Wrap Agreement” shall have the meaning set forth in Section 5.10(b).

“Banco de Chile Fees” shall have the meaning set forth in Section 4.1(b).

“Banco de Chile Hosted Application” shall have the meaning set forth in Section 5.9(a).

“Banco de Chile Hosted Application-Specific Agreement” shall have the meaning set forth in Section 5.9(b).

“Banco de Chile Indemnified Parties” shall have the meaning set forth in Section 9.1.

“Banco de Chile Intellectual Property” means any Intellectual Property owned by Banco de Chile.

“Banco de Chile Parties” shall mean, as applicable, (a) Banco de Chile, its Affiliates and any third parties engaged by Banco de Chile or its Affiliates to provide Services, when providing Services or (b) Banco de Chile and its Subsidiaries, when receiving Services.

“Banco de Chile Permitted Customer” shall have the meaning set forth in Section 3 of Schedule 2.1(a)(3).

“Banco de Chile Services” shall have the meaning set forth in Section 2.2(a)(i).

“Banco de Chile Terms of Use” shall have the meaning set forth in Section 5.9(a).

“Banco de Chile Written Usage Agreement” shall have the meaning set forth in Section 5.9(b).

“Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in Santiago de Chile, Chile, New York, New York or Miami, Florida are authorized or required by Law to close.

“Citi” shall have the meaning set forth in the introduction to this Agreement.

“Citi Authorized User” shall have the meaning set forth in Section 5.9(a).

“Citi Browse-Wrap Agreement” shall have the meaning set forth in Section 5.8(b).

“Citi Business” shall mean the business of Citi and its Affiliates.

“Citi Click-Wrap Agreement” shall have the meaning set forth in Section 5.8(b).

“Citi Fees” shall have the meaning set forth in Section 4.1(a).

“Citi Hosted Application” shall have the meaning set forth in Section 5.8(a).

“Citi Hosted Application-Specific Agreement” shall have the meaning set forth in Section 5.8(b).

“Citi Indemnified Parties” shall have the meaning set forth in Section 9.2.

“Citi Intellectual Property” means any Intellectual Property owned by Citi.

“Citi Parties” shall mean, as applicable, (a) Citi, its Affiliates and any third parties engaged by Citi or its Affiliates to provide Services, when providing Services or (b) Citi and its Subsidiaries, when receiving Services.

“Citi Permitted Customer” shall have the meaning set forth in Section 3 of Schedule 2.2(a)(1).

“Citi Services” shall have the meaning set forth in Section 2.1(a)(i).

“Citi Terms of Use” shall have the meaning set forth in Section 5.8(a).

“Citi Written Usage Agreement” shall have the meaning set forth in Section 5.8(b).

“Confidential Information” shall have the meaning set forth in Section 6.1.

“Connectivity Agreement” shall have the meaning set forth in the Recitals.

“Content” means, with respect to a Citi Hosted Application or a Banco de Chile Hosted Application, such website and/or interactive service and the content, information, data, tools, software, photographs, video, audio, graphics, logos and overall “look and feel”, and other products, services and materials contained or accessible thereon.

“Control” means the direct or indirect possession of the power to elect at least a majority of the Board of Directors or other governing body of a Person through the ownership of voting securities, ownership or partnership interests, by contract or otherwise or, if no such governing body exists, the direct or indirect ownership of 50% or more of the equity interests of a Person.

“Cooperation Agreement” shall have the meaning set forth in the Recitals.

“Direct Cost” shall mean all costs incurred by the party providing a Service in connection with providing such Service.

“Dispute” shall have the meaning set forth in Section 11.14.

“Effective Date” shall mean January 1, 2026.

“Fees” shall mean, collectively, Citi Fees and Banco de Chile Fees.

“Force Majeure Event” shall have the meaning set forth in Section 3.4(a).

“Governmental Entity” means any (i) country, region, state, county, municipality, city, town, village, district or other jurisdiction, (ii) federal, state, provincial, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, self-regulatory organization or other entity and any court or other tribunal), (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature or (v) official of any of the foregoing.

“Indemnified Parties” shall have the meaning set forth in Section 9.2.

“Indemnifying Party” shall have the meaning set forth in Section 9.3.

“Indemnity Payments” shall have the meaning set forth in Section 9.6.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures, (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans and Internet domain names, together with all goodwill associated with each of the foregoing, (iii) copyrights and copyrightable works, (iv) registrations and applications for any of the foregoing, (v) trade secrets, confidential information, know-how and inventions, (vi) computer software (including, without limitation, source code, executable code, data, databases and related documentation) and (vii) all other intellectual property.

“Law” means any writ, injunction, Judgment, law, decision, opinion, statute, rule or regulation of any governmental, judicial, legislative, executive, administrative or regulatory authority of the United States or Chile, or of any state or local government or any subdivision thereof, or of any Governmental Entity.

“Losses” means any debts, obligations and other liabilities (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or not accrued, asserted or unasserted or otherwise), losses, claims, damages, Taxes, diminutions in value of the applicable Indemnified Party or its assets, interest obligations, deficiencies, judgments, assessments, fines, fees, penalties, expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors, consultants and other experts, and other expenses of litigation), any incidental or consequential damages and any punitive damages payable to third parties that may be imposed or otherwise incurred or suffered and other liabilities.

“Merger Agreement” means the Convenio de Fusión, dated December 26, 2007, between Banco de Chile and Citibank Chile.

“Mutual Services” shall have the meaning set forth in Section 2.3.

“Operating Agreements” means the Asset Purchase Agreement, the Connectivity Agreement and the Trademark License Agreement.

“Party” shall mean each of Banco de Chile and Citi.

“Passwords” shall have the meaning set forth in Section 5.4(a).

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, trust, association or entity or Governmental Entity or authority.

“Personnel” shall mean, with respect to any Party providing Services hereunder, the employees, officers, agents, independent contractors and consultants of (a) such Party; (b) the Affiliates of such Party; and (c) any third parties engaged by such Party or its Affiliates to provide the Services.

“Resumed Service” shall have the meaning set forth in Section 2.5.

“Sales Taxes” shall have the meaning set forth in Section 4.4.

“Security Regulations” shall have the meaning set forth in Section 5.4(a).

“Service Coordinator” shall have the meaning set forth in Section 2.6.

“Services” shall have the meaning set forth in Section 2.2(a)(i).

“Subsidiary” of any Person means another Person under the Control of such Person.

“Systems” shall have the meaning set forth in Section 5.4(a).

“Tax” means any federal, state, local and foreign income, profits, franchise, license, capital, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, employment, use, stamp, alternative or add-on minimum, environmental, withholding and any other tax, duty, assessment or governmental tax charge of any kind whatsoever, imposed or required to be withheld by any taxing authority including any interest, additions to tax, or penalties applicable or related thereto.

“Trademark License Agreement” means the Amended and Restated Trademark License Agreement dated as of November 29, 2019, with effect as of January 1, 2020, as may be amended from time to time, between Citigroup and Banco de Chile, which sets forth the terms for the use of the Licensed Citi Marks, as defined in such Trademark License Agreement, by Banco de Chile in Chile.

“Term” means the period during which this Agreement is in effect, as provided in Section 10.1.

“Third Party Claim” shall have the meaning set forth in Section 9.1.

article ii. SERVICES

2.1 Services to be Provided to Banco de Chile.

(a) In General.

(i) Citi shall provide, or shall cause its Affiliates or third parties to provide, to the Banco de Chile Parties the services set forth on Schedules 2.1(a) (together with any Resumed Services provided by Citi, and the portion of any Mutual Services provided by Citi, the “Citi Services”).

(ii) In the event that Banco de Chile internally restructures, reorganizes or transfers the Banco de Chile Business to which the Citi Services relate to an Affiliate or a third party, Citi shall continue to provide the Citi Services to such Affiliate or third party to the extent provided prior to such restructuring, reorganization or transfer, but only insofar as such Affiliate or such third party continues to conduct the Banco de Chile Business to which the Citi Services relate.

(iii)  In the event that Citi is involved in any transaction covered by Cláusula Cuarta of the Cooperation Agreement, Citi shall comply with Cláusula Cuarta of the Cooperation Agreement so that the assignee, transferee, or other entity resulting from the transaction or succeeding to Citi’s interest as a result thereof becomes obligated to provide the Citi Services to Banco de Chile (or to an Affiliate or third party pursuant to clause (ii) above) on the same terms and conditions as Citi is obligated to do so. For purposes of this clause (iii), this Agreement shall be deemed to be an “Operating Agreement” as such term is used in Cláusula Cuarta of the Cooperation Agreement.

2.2 Services to be Provided to Citi.

(a) In General.

(i) Banco de Chile shall provide, or shall cause its Affiliates or third parties to provide, to the Citi Parties the services set forth on Schedule 2.2(a)(1) (together with any Resumed Services provided by Banco de Chile, and the portion of any Mutual Services provided by Citi, the “Banco de Chile Services” and, together with the Citi Services and the Additional Services, the “Services”).

(ii) In the event that Citi internally restructures, reorganizes or transfers the Citi Business to which the Banco de Chile Services relate to an Affiliate or a third party, Banco de Chile shall continue to provide the Banco de Chile Services to such Affiliate or third party to the extent provided prior to such restructuring, reorganization or transfer, but only insofar as such Affiliate or such third party continues to conduct the Citi Business to which the Banco de Chile Services relate.

(iii)  In the event that Banco de Chile is involved in any transaction covered by Cláusula Cuarta of the Cooperation Agreement, Banco de Chile shall comply with Cláusula Cuarta of the Cooperation Agreement so that the assignee, transferee, or other entity resulting from the transaction or succeeding to Banco de Chile’s interest as a result thereof becomes obligated to provide the Banco de Chile Services to Citi (or to an Affiliate or third party pursuant to clause (ii) above) on the same terms and conditions as Banco de Chile is obligated to do so. For purposes of this clause (iii), this Agreement shall be deemed to be an “Operating Agreement” as such term is used in Cláusula Cuarta of the Cooperation Agreement.

2.3 Mutual Services.

Schedule 2.3 set forth certain collaborative arrangements between Citi and Banco de Chile that involve the provision of services by one or more of the Citi Parties, on the one hand, to one or more of the Banco de Chile Parties, on the other hand, or by one or more of the Banco de Chile Parties, on the one hand, to one or more of the Citi Parties, on the other hand (the “Mutual Services”).

2.4 Additional Services.

(a) If either Party desires to receive an additional service (or to expand the scope or lengthen the duration of any Service) that is not a Resumed Service, the Service Coordinators shall meet (in person or by telephone) within ten (10) days of the other Party’s receipt of a written notice by the Party desiring to receive such additional service to discuss in good faith whether and on what terms and conditions such other Party is willing to provide such additional service (or such expanded scope or lengthened duration of a Service) (each such service, to the extent provided, will be considered an “Additional Service”).

(b) The Parties shall mutually agree on the scope, terms, cost and duration of all Additional Services, all of which shall be set forth on Schedule 2.5, as amended from time to time and signed by the Parties.

2.5 Resumed Services.

If after a Service has been terminated in accordance with Section 10.2 by the Party that received such Service, and the applicable receiving Party is unable to provide such Service for itself despite using its commercially reasonable efforts to do so, then such receiving Party shall so notify the Party that provided such Service, and such providing Party will resume providing such Service as soon as reasonably practicable, if commercially and technologically feasible and subject to such providing Party’s ability to obtain any third party consents necessary to provide the Service (each, a “Resumed Service”). Each Resumed Service shall be provided in the same terms and conditions as it was provided prior to its termination as they may be amended from time to time pursuant to the terms of this Agreement. The Party that received such Service shall be responsible for all costs of the Party that provided such Service associated with resuming such Service, and to the extent reasonably practicable, such providing Party shall provide such receiving Party with advance notice of such expenses.

2.6 Service Coordinators.

Citi and Banco de Chile shall each nominate a representative to act as the primary contact person with respect to the performance of each of the Services contemplated in the Schedules hereto (each, a “Service Coordinator”); provided, however, that the Service Coordinators under one Schedule may be the same individuals as those provided under other Schedules. Unless otherwise agreed upon by the Parties, all communications relating to this Agreement and to the Services provided hereunder shall be directed to the Service Coordinators. The Service Coordinators shall keep a record of all Additional Services as provided in Section 2.4 hereof, any Resumed Services as provided in Section 2.5 hereof, and any other documentation in connection therewith. Either Party may replace its Service Coordinator at any time by providing notice in accordance with Section 11.3 of this Agreement.

2.7 Standard of Performance.

Except as otherwise specifically agreed on a Schedule thereto, and only in respect of such Schedule, each Party shall (and shall cause any party performing services on its behalf to) use commercially reasonable efforts, skill and judgment in providing the Services. Without limiting the foregoing, all Services shall be provided in a timely and workmanlike manner, reasonably consistent with recent past practice and to the extent provided prior to the Effective Date.

2.8 Cooperation.

(a) Each Party shall, and shall cause its respective Affiliates and use commercially reasonable efforts to cause its third party service providers, to reasonably cooperate with the other Party in all matters relating to the provision and receipt of the Services and to minimize the expense, distraction and disturbance to each Party; shall perform all obligations hereunder in good faith and in accordance with principles of fair dealing; and shall not engage in any willful or intentional misconduct, gross negligence, common law fraud or otherwise violate any applicable Law in connection with the provision and receipt of the Services. Such cooperation shall include (i) the execution and delivery of such further instruments or documents as may be reasonably requested by the other Party to enable the full performance of each Party’s obligations hereunder and (ii) notifying the other Party in advance of any material changes to a Party’s operating environment or Personnel (especially changes with respect to employee status), and working with the other Party to minimize the effect of such changes.

(b) Each Party will use commercially reasonable efforts, in accordance with applicable Law, to provide information and documentation necessary for the other Party to perform the Citi Services or the Banco de Chile Services, as applicable, in a manner similar as they were provided in the ordinary course prior to the Effective Date, and will use commercially reasonable efforts to make available, as reasonably requested by the other Party, sufficient resources and timely decisions, approvals and acceptances in order that the other Party may perform its obligations under this Agreement in a timely and efficient manner.

(c) The Banco de Chile Parties and the Citi Parties shall follow, and shall cause their respective Affiliates to follow, the policies, procedures and practices of the other Party and its Affiliates applicable to the Services being provided by or on behalf of such other Party that are in effect as of the Effective Date and of which the applicable Party has been made aware. Except as specifically provided in the preceding sentence or in any other agreements between the Parties or the Operating Agreements, nothing in this Agreement shall require either Party or its Affiliates to adopt, or to conduct business in accordance with, the policies, procedures, or practices of the other Party or its Affiliates.

2.9 Subcontracting.

(a) Either Party may subcontract the provision of Services to another provider (including third parties and such Party’s own Subsidiaries and Affiliates), or change an existing subcontractor of any Service provided only with the other Party’s prior written consent (which consent may not be unreasonably withheld). Such consent shall not be required when the other provider is a Subsidiary or an Affiliate of the Party providing the Service. Nothing herein shall require either Party to obtain the consent of the other Party to engage or change any subcontractor except to the extent that such engagement or change directly involves the provision of Services.

(b) Notwithstanding any subcontracting or change of subcontractors permitted under this Section 2.9, Citi or Banco de Chile, as applicable, shall always remain responsible for the performance of the Citi Services or Banco de Chile Services, as applicable, in accordance with the service levels, quality and costs set forth herein.

(c) In the event that Banco de Chile subcontracts Services to Third Parties which require access to Citi Confidential Information, Citi shall previously approve such Third Party and shall be allowed to conduct due diligence on such Third Party in accordance with Citi’s policies. In the event that Citi subcontracts Services to Third Parties which require access to Banco de Chile Confidential Information, Banco de Chile shall previously approve such Third Party and shall be allowed to conduct due diligence on such Third Party in accordance with Banco de Chile’s policies.

2.10 Certain Changes.

Either Party, when acting as a service provider, may change (a) its policies and procedures or (b) the location from which any Service is provided at any time; provided, that such Party shall always remain responsible for the performance of the Services in accordance with the service levels, quality and costs set forth herein. Such providing Party shall give the other Party reasonable prior notice of the change (which notice shall be provided no later than the time at which, and in the same manner as, such Party provides notice of such change to any applicable Affiliates).

article iii. LIMITATIONS

3.1 General Limitations.

(a) Unless expressly provided otherwise herein (i) the Citi Services provided by Citi hereunder shall be available only for the purposes of conducting the Banco de Chile Business; and (ii) the Banco de Chile Services provided by Banco de Chile hereunder shall be available only for the purposes of conducting the Citi Business.

(b) In no event shall either Party be obligated to (i) to acquire any specific additional equipment or software unless the other party agrees to bear all associated costs or (ii) maintain the employment of any specific employee; provided that such Party shall remain responsible for the performance of the Citi Services or Banco de Chile Services, as applicable, in accordance with this Agreement.

3.2 Third Party Limitations.

Each Party acknowledges and agrees that the Services provided by a Party through third parties or using third party Intellectual Property are subject to the terms and conditions of any applicable agreements between the provider of such Service and such third parties. Each Party shall use commercially reasonable efforts to (a) obtain any necessary consent from such third parties in order to provide such Services or (b) if any such consent is not obtained, provide acceptable alternative arrangements to provide the relevant Services sufficient for the other Party’s purposes. All costs associated with (a) and (b), above, shall be borne by the Party receiving the applicable Service, except that any one time costs incurred in connection with the migration of any Service to an alternative arrangement shall be borne by the Party providing the applicable Service. Notwithstanding the foregoing, the Party providing the applicable Service shall provide reasonable prior notice to the Party receiving the applicable Service of the costs associated with (a) and (b), and the Parties shall cooperate to mitigate such costs (including exploring alternative arrangements, if any).

3.3 Compliance with Laws.

Neither Party shall provide, or cause to be provided, any Service to the extent that the provision of such Service would require such Party, any of its Affiliates or any of their respective officers, directors, employees, agents or representatives to violate (a) any applicable Law, (b) any policies and/or procedures of such Party designed to respond to an applicable Law, to a new legal or regulatory issue or to a security threat or (c) any other policies and/or procedures of such Party in existence on the Effective Date. If a Party cannot provide a Service due to (c), above, the Parties shall cooperate in good faith to identify an acceptable alternative arrangement to provide the affected Service sufficient for the purposes of the other Party; provided, that the Party providing such Service shall bear any additional costs resulting from such acceptable alternative arrangement. It is further acknowledged and agreed that a Party’s failure to provide a Service or to perform an obligation, or its delay in providing a Service or performing an obligation, shall not constitute a breach of this Agreement or a default hereunder when and to the extent that such Party is prohibited by applicable Law, regulation, policy or procedure from providing the Service or performing such obligation.

3.4 Force Majeure.

(a) The Parties shall use commercially reasonable efforts to provide, or cause to be provided, the Services without interruption. In the event that any Party providing, or causing to be provided, Services is wholly or partially prevented from, or delayed in, providing one or more Services, or one or more Services are interrupted or suspended, by reason of events beyond its reasonable control (including acts of God, fire, explosion, floods, embargoes, epidemics, war, acts of terrorism, nuclear disaster, labor strikes, civil unrest and/or riots) (each, a “Force Majeure Event”), such Party shall not be obligated to deliver the affected Services during such period, and the Party that would have received such Services shall not be obligated to pay for any Services not delivered.

(b) Upon the occurrence of a Force Majeure Event, the affected Party shall promptly give written notice to the other Party of the Force Majeure Event upon which it intends to rely to excuse its performance, and of the expected duration of such Force Majeure Event. The duties and obligations of such Party hereunder shall be tolled for the duration of the Force Majeure Event, but only to the extent that the Force Majeure Event prevents such Party from performing its duties and obligations hereunder.

(c) During the duration of a Force Majeure Event, the affected Party shall use commercially reasonable efforts to avoid or remove such Force Majeure Event, and shall use commercially reasonable efforts to resume its performance under this Agreement with the least practicable delay. From and during the occurrence of a Force Majeure Event, the other Party may replace the affected Services by providing such Services for itself or engaging a third party to provide such Services.

(d) For the period beginning sixty (60) days after the occurrence of a Force Majeure Event and ending upon the termination of such Force Majeure Event, the affected Party shall pay or reimburse, as applicable, the difference, if any, between (i) all of the other Party’s reasonable costs associated with any replacement Services and (ii) the amount the other Party would have paid to such Party under the terms of this Agreement for the provision of such Services had such Party continued to perform such Services. The Party obtaining replacement Services shall use commercially reasonable efforts to mitigate the costs thereof.

3.5 Disaster Recovery Services.

No Party shall be required to provide disaster recovery Services to the extent that the Party that would receive such Services has, after the Effective Date and without the consent of the other Party (which shall not be unreasonably withheld), materially altered the equipment, hardware or software to which such disaster recovery Services pertain.

3.6 No Adverse Effect.

In providing the Services, no Party shall take any action that could reasonably be expected to have a material adverse effect on the assets or business of the other Party or any of its Affiliates, or on the ability of the other Party to comply with its obligations under this Agreement, without obtaining such other Party’s prior written consent.

3.7 Non Performance.

(a) By Citi. If Citi fails to timely provide, or cause to be provided, one or more Citi Services, other than as a result of and during the occurrence of a Force Majeure Event, and such failure prevents Banco de Chile from operating the Banco de Chile Business as it was operated in the ordinary course prior to the Effective Date, from and during such failure to provide such Citi Services, Banco de Chile, after providing prior written notice to Citi, may replace the affected Citi Services by providing such Citi Services for itself or engaging a third party to provide such Citi Services. In addition to any other remedies that Banco de Chile may be entitled to, Citi shall also pay Banco de Chile the difference, if any, between (i) all of Banco de Chile’s reasonable costs associated with such replacement Citi Services and (ii) the amount Banco de Chile would have paid to Citi under the terms of this Agreement for the provision of such Citi Services, had Citi Parties continued to perform such Citi Services.

(b) By Banco de Chile. If Banco de Chile fails to timely provide, or cause to be provided, one or more Banco de Chile Services, other than as a result of and during the occurrence of a Force Majeure Event, and such failure prevents Citi from operating the Citi Business as it was operated in the ordinary course prior to the Effective Date, from and during such failure to provide such Banco de Chile Services, Citi, after providing prior written notice to Banco de Chile, may replace the affected Banco de Chile Services by providing such Banco de Chile Services for itself or engaging a third party to provide such Banco de Chile Services. In addition to any other remedies that Citi may be entitled to, Banco de Chile shall also pay Citi the difference, if any, between (i) all of Citi’s reasonable costs associated with such replacement Banco de Chile Services and (ii) the amount Citi would have paid to Banco de Chile under the terms of this Agreement for the provision of such Banco de Chile Services, had Banco de Chile Parties continued to perform such Banco de Chile Services.

article iv. PAYMENT

4.1 Fees.

(a) In consideration for the Citi Services and any Additional Services provided by Citi hereunder, Banco de Chile shall pay to Citi the fees for such services as determined pursuant to this Article IV (collectively, “Citi Fees”). The initial fees for the Citi Services are as set forth on each Schedule hereto, as applicable. The initial fees for each Additional Service shall be determined on a case by case basis as mutually agreed to by the Parties under Section 2.4(b).

(b) In consideration for the Banco de Chile Services and any Additional Services provided by Banco de Chile hereunder, Citi shall pay to Banco de Chile the fees for such services as determined pursuant to this Article IV (collectively, “Banco de Chile Fees”). The initial fees for the Banco de Chile Services are as set forth on each schedule hereto, as applicable. The initial fees for each Additional Service shall be determined on a case by case basis as mutually agreed to by the Parties under Section 2.4(b).

4.2 Adjustments to Initial Fees.

(a) Increases or Decreases in Direct Costs. Notwithstanding anything to the contrary set forth herein, in the event that following the date hereof the Direct Costs of Citi or Banco de Chile, as applicable, to provide a Service increase or decrease (including as a result of increases in volume under any contract), Citi or Banco de Chile, as applicable, may adjust the fees for providing such Service by the amount of such increase or decrease, in connection with and only to the extent that such adjustment is reasonable, consistent with the then prevailing market conditions, and generally applicable to all recipients of such Service, including similar services provided to Affiliates of the Party providing the Service.

(b) Adjustment Mechanism. Except as otherwise specifically provided in the Schedules hereto, and only in respect to such Schedules, the Parties, through their respective Service Coordinators, shall meet (in person or via telephone) on an annual basis to review the Services provided during the immediately preceding year; provided, however, that the Parties may meet more frequently if so agreed between them. At each such meeting, the Parties shall adjust the applicable fee for each Service for which the fees are determined by reference to the number of units used during a given year. Such adjustment shall be based on the number of units of each such Service added or reduced, as applicable, during the preceding year multiplied by the unit cost of each such Service. All adjustments to the fees for a Service pursuant to this Section 4.2(b) shall be subject to the terms and conditions of any third party contract used to provide such Service.

4.3 Billing and Payment Terms.

(a) For each country in which a Party provides Services to a recipient located in the same country: (i) such providing Party shall invoice the Party receiving such Services on a monthly or quarterly basis (such invoice to set forth a description of the Services provided and reasonable documentation to support the charges thereon) for all Services that such providing Party delivered during the preceding month or quarter, as applicable, denominated in the local currency of such country, (ii) each such invoice shall be payable within sixty (60) days after such receiving Party’s receipt of the invoice and (iii) payment of such invoices shall be made by such receiving Party to such providing Party in the local currency of the applicable country. Any Service for which the foregoing process does not apply shall be invoiced by the Party providing such Service to the Party receiving such Service in accordance with the foregoing timetable and in U.S. Dollars, and shall be paid by the Party receiving such Services in accordance with the foregoing timetable and in U.S. Dollars.

(b) If any undisputed invoice or undisputed portion of an invoice is not paid in full within sixty (60) days after the date of the invoice, interest shall accrue on the unpaid amount at the annual rate equal to the U.S. “Prime Rate” as reported on the thirtieth day after the date of the invoice in The Wall Street Journal (or, if such day is not a Business Day, the first Business Day immediately after such day), calculated on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed between the end of the sixty (60) day period and the actual payment date.

(c) A Party may dispute any or all charges for ninety (90) days after the receipt of the applicable invoice. If a Party disputes any charges, the Parties shall work together in good faith to resolve such dispute in accordance with Section 11.14. If the resolution of such a dispute is that a Party owes an amount of money to the other Party, the Party that owes money shall add a credit of such owed amount to the next invoice that such Party prepares as a Service provider, provided, that if no further such invoices are due, the Party owing such amount shall pay it to the other Party within sixty (60) days following resolution of the dispute. A failure by a Party to dispute a charge within ninety (90) days after receipt of invoice shall not waive such Party’s audit and collection rights under Section 5.5.

(d) The Parties acknowledge that there may be a lag in the submission of charges from third parties relating to the provision of Services, and that the Party providing Services through such third parties shall use commercially reasonable efforts to obtain such third party invoices, and to provide same to the other Party, in a timely fashion.

(e) The existence of a dispute pursuant to Section 4.3(c) above shall not excuse either Party from any other obligation under this Agreement, including each Party’s obligations to continue to provide Services hereunder.

4.4 Sales Taxes.

All fees charged by one Party to the other under this Agreement, are exclusive of any sales, transfer, value added, goods or services tax or similar gross receipts based tax (including any such taxes that are required to be withheld, but excluding all other taxes including taxes based upon or calculated by reference to income, receipts or capital) imposed against or on Services provided (“Sales Taxes”) by a Party providing Services hereunder and such Sales Taxes will be added to the consideration where applicable. Such Sales Taxes shall be separately stated on the relevant invoice to the Party receiving Services hereunder. All taxable goods and services for which a Party receiving Services hereunder is compensating, or reimbursing, a Party providing Services hereunder shall be set out separately from non-taxable goods and services, if practicable. The Party receiving Services hereunder shall be responsible for any Sales Taxes and shall (i) remit such Sales Taxes to the Party providing Services hereunder (and such providing Party shall remit the such amounts to the applicable taxing authority), (ii) remit the applicable Sales Taxes to the applicable taxing authority directly, providing evidence of such remittance, or (ii) provide such providing Party with a certificate or other acceptable proof evidencing an exemption from liability for such Sales Taxes. In the event the Party providing Services hereunder fails timely to invoice Sales Taxes on taxable goods or services covered by this Agreement, such providing Party shall notify the Party receiving Services hereunder in a timely manner and such receiving Party shall remit such Sales Taxes to such providing Party, provided, however, that such receiving Party shall not be responsible for the payment of any additions to such Sales Taxes, including penalties and interest imposed due to a failure by such providing Party to remit or cause to be remitted such Sales Taxes in a timely manner to the appropriate taxing authority, unless such failure relates to the failure of such receiving Party to pay to such providing Party the amount of the Sales Taxes properly invoiced in accordance with the terms herein.

4.5 Offset.

In no event shall a Party offset any amounts payable by it hereunder for its receipt of Services by amounts owed to it hereunder for its provision of Services.

article v. ACCESS AND SECURITY

5.1 Access; Work Policy.

(a) At all times during the Term, each Party shall provide, and shall cause its Affiliates and third parties to provide, the other Party and its Personnel reasonable ingress to and egress from its facilities and premises, and reasonable access to its equipment and Personnel, for any purpose solely connected with the due delivery or receipt of Services hereunder, the exercise of any right under this Agreement or the performance of any obligations required by this Agreement.

(b) Subject to the conditions set forth in (a) above, each Party’s Personnel shall comply with the other Party’s safety and security regulations applicable to each specific site or facility while working at such site or facility. Except as otherwise agreed to by the Parties, each Party’s Personnel shall observe the working hours, working rules, and holiday schedules of the other Party while working on the premises of the other Party.

(c) All Schedules hereto that refer to access to facilities, premises, equipment, Personnel and Systems (as defined below) to the relevant Parties, shall be subject to the provisions set forth in this Article V and Schedule 5.4 hereto.

5.2 Security Level; Additional Security Measures.

(a) Citi Parties and Banco de Chile Parties shall work together to ensure that, when providing Services, they are each able to maintain their current level (or, if greater, an industry standard level) of physical and electronic security during the Term (including data security and data privacy), and to address any new security related issues, including compliance with any applicable Law related to security and issues related to new technologies or threats.

(b) Any Party providing Services may take physical or information security measures that affect the manner in which Services are provided, so long as the substance or overall functionality of the affected Services is not materially altered by such measures; provided, that the Party receiving such Services shall be given reasonable, prior notice of any such physical or information security measures that are material.

5.3 Security Breaches.

In the event of a security breach that relates to the Services, Citi Parties and Banco de Chile Parties shall, subject to any applicable Law and their respective internal policies, cooperate with each other regarding the timing and manner of (a) notification to their respective customers, potential customers, employees and/or agents concerning a breach or potential breach of security and (b) disclosures to appropriate Governmental Entities.

5.4 Systems Security.

(a) If any Citi Party or Banco de Chile Party, or its Personnel or authorized third party, will be given passwords and/or access codes or any other form or mechanism (collectively, “Passwords”) to limit or control access to any Banco de Chile Party’s or Citi Party’s, as applicable, computer systems or software (“Systems”) in connection with the performance of the Services, the accessing Party or its Personnel, as the case may be, shall comply with (i) the processes and procedures set forth in Schedule 5.4, and (ii) all of such other Party’s system security policies, procedures and requirements (as amended from time to time, the “Security Regulations”), and will not tamper with, compromise or circumvent any security or audit measures employed by such other Party. Such Passwords are Confidential Information as provided in Section 5.4(e), and may only be used by such receiving Party and its Authorized Users. Each of Citi and Banco de Chile represents that any user of the Banco de Chile Services or the Citi Services, as the case may be, gaining access by means of such Passwords has been expressly authorized by Citi and Banco de Chile, as the case may be, to use them. Where a Password has been provided to a Party’s employee, agent or customer, such Party shall cause such employee, agent or customer to cease all use of such Password if such employment, agency or customer relationship with such Party terminates for any reason, and in addition such Party shall give the other Party immediate notice of the need to de-activate such Password. Each Party acknowledges and agrees that the other Party may rely on any communications or instructions made online by a person using a Password as if coming from the person authorized to use such Password acting on behalf of such Party, and that any such communications or instructions, including any use or misuse of Passwords by anyone, will be binding on such Party and, if applicable, the person or entity to whom the Password was issued.

(b) Each Party shall use commercially reasonable efforts to ensure that only those of its Personnel who are specifically authorized to have access to the Systems of the other Party gain such access, and to prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its Personnel regarding the restrictions set forth in this Agreement and establishing appropriate policies designed to effectively enforce such restrictions.

(c) If, at any time, either Party determines that the other Party or its Personnel has sought to circumvent, or has circumvented, its Security Regulations, that any unauthorized Personnel of the other Party has accessed its Systems or that the other Party or any of its Personnel has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software, such Party shall immediately terminate any such Personnel’s access to the Systems and immediately notify the other Party.

(d) Citi Parties, Banco de Chile Parties and their respective Personnel, shall access and use only those Systems, and only such data and information within such Systems to which they have been granted the right to access and use. Any Party shall have the right to deny the Personnel of the other Party access to such Party’s Systems, after prior written notice, in the event the Party reasonably believes that such Personnel pose a security concern.

(e) All user identification numbers and Passwords of a Party disclosed to the other Party, and any information obtained from the use of such disclosing Party’s Systems, shall be deemed Confidential Information of the relevant disclosing Party.

(f) Each Party will cooperate with the other Party in investigating any apparent unauthorized access to a Party’s Systems or any apparent unauthorized release by a Party or such Party’s Personnel of Confidential Information of Citi or Confidential Information of Banco de Chile, as applicable. Each Party will (i) immediately notify the other Party if such Party has revoked access to its own Systems to any of its Personnel if such Personnel also has access to the other Party’s Systems and (ii) immediately revoke any access to the other Party’s Systems once such Personnel no longer has a need to access the other Party’s Systems.

5.5 Records; Inspection and Audit Rights.

(a) During the Term and for six years thereafter, each Party agrees to maintain accurate records arising from or related to any Service provided hereunder, including accounting records and documentation produced in connection with the provision of any Service; provided, that each Party shall maintain such records for any longer duration required by any Law that is applicable to the other Party and of which such Party has reasonable prior notice.

(b) Upon reasonable written notice from the Party receiving a Service, the Party providing such Service shall make available to such receiving Party or its designees (at such receiving Party’s sole expense) reasonable access to or, at the providing Party’s option and expense, copies of, the records with respect to such Service during regular business hours. Such records shall include documents relating to the amounts charged by the Party providing the Service, and the Party receiving the Service shall have the right to review and audit such records to verify such amounts. The rights and obligations of the Parties under the foregoing provisions of this Section 5.5(b) shall be subject to any limitations imposed by applicable Law. In the event of any discrepancies or disputes between the amounts charged by a Party and such Party’s records, the Parties shall work together to resolve such dispute in accordance with Section 11.14. If the resolution of such a dispute is that a Party owes money to the other Party, the Party to which money is owed shall add the amount owed to the next invoice that such Party prepares as a service provider; provided, that if no further invoices are due, the Party owing such amount shall pay it to the other Party within sixty (60) days following resolution of the dispute).

5.6 Legal and Regulatory Audit Rights.

Each Party providing a Service shall permit the auditors of the recipient of such Service charged with evaluating the Service recipient’s compliance with any applicable Law, reasonable access to the providing Party’s relevant documentation, facilities and personnel, as applicable, in accordance with and subject to applicable Laws and regulations for purposes of auditing such Services for compliance with such Laws pursuant to commercially reasonable market practices of both Parties, and solely connected with the due delivery or receipt of Services hereunder. Such access shall be granted only pursuant to reasonable procedures to be reasonably agreed to by the Parties (e.g. that the auditors be accompanied by personnel of the Party being audited) and approved by the relevant audit committee, if required (with such consent to not be unreasonably withheld or delayed by such audit committee). Once granted, such access shall include, if necessary, access to Governmental Entities of the recipient’s Party, provided that, with respect to such Governmental Entities such access is granted in accordance with the procedures that have been agreed to between the relevant Government Entities in Chile and those of the United States. The audit rights granted herein shall not include any information, matter or documentation related to or included in the “Políticas y Procedimientos Aprobados” or in the “Políticas y Procedimientos Requeridos”, as defined in Sixth Clause of the Merger Agreement, nor any material strategic information (as reasonably determined by the providing Party), or any information subject to banking secrecy laws, of the providing Party. To the extent that information related to or included in the “Politicas y Procedimientos Aprobados” is needed in order to complete an audit, such information may be obtained pursuant to the procedures that are referred to in the Merger Agreement.

For the avoidance of doubt, unless previously agreed to in writing between the Parties by means of a corresponding Schedule to this Agreement, the providing Party shall not be obligated to comply with any Law that is applicable to the recipient Party in connection with the delivery of Services hereunder. Unless such corresponding Schedule describes in writing the standards or procedures that the providing Party must follow in order for the recipient Party to be in compliance with Law, the recipient Party acknowledges and agrees that the providing Party will not be in breach of this Agreement or constitute a default hereunder if it acts or fails to act in a manner that results in a violation of Law applicable to such recipient Party.

5.7 Duty to Remedy.

In the event that (a) a Party cannot demonstrate the existence of adequate controls in accordance with Section 5.5, or (b) an audit under Section 5.6 identifies noncompliance with an applicable Law, the Party providing the applicable Service shall remedy such lack of controls or noncompliance, as applicable, in a commercially reasonable time and manner.

5.8 Citi Web Sites, Platforms and Other Hosted Services.

(a) Citi Hosted Applications. In connection with the Services provided hereunder, Citi will provide Banco de Chile access, solely for the internal use of Banco de Chile, except as provided in Section 5.8(e), to certain web sites, platforms and other interactive services hosted by or for Citi as set forth on Schedules 2.1(a)(1), 2.1(a)(2) and 2.1(a)(3) (each, a “Citi Hosted Application”) subject to the terms and conditions of this Section 5.8 (the “Citi Terms of Use”). These Citi Terms of Use govern use by Banco de Chile, and other users deemed to be acting on its behalf due to use of Passwords issued to Banco de Chile (the “Banco de Chile Authorized Users”), of the Citi Hosted Applications, including the Content, products and services provided and/or accessible thereby.

(b) Hosted Application-Specific Agreements. One or more of the Citi Hosted Applications may be subject to a client access agreement, system rules, and or/other agreement specific to the use of such Hosted Application(s) (each, a “Citi Hosted Application-Specific Agreement”). Citi Hosted Application-Specific Agreements may be identified to Banco de Chile and/or a Banco de Chile Authorized User (a) by written notice with a requirement that Banco de Chile physically execute and deliver a tangible copy of such Citi Hosted Application-Specific Agreement (“Citi Written Usage Agreement”), (b) by an execution procedure implemented on such Citi Hosted Application(s) requiring affirmative acknowledgement of the terms of such Citi Hosted Application-Specific Agreement and entry thereto by clicking or other recordable acknowledgement (“Citi Click-Wrap Agreement”), or (c) by the posting of such Citi Hosted Application-Specific Agreement on such Citi Hosted Application in a manner that permits browsing thereof by any Authorized User of such Citi Hosted Application (“Citi Browse-Wrap Agreement”). Regardless of whether a Citi Hosted Application-Specific Agreement constitutes a Citi Written Usage Agreement, Citi Click-Wrap Agreement or Citi Browse-Wrap Agreement, the Parties agree that, upon Banco de Chile’s use of any Citi Hosted Application for which such a Citi Hosted Application-Specific Agreement is so identified, the Parties will be subject to and bound by such Citi Hosted Application-Specific Agreement in connection with Banco de Chile’s or any Banco de Chile Authorized User’s use of such Citi Hosted Application and in particular Banco de Chile’s or any Banco de Chile Authorized User’s use of such Citi Hosted Application shall constitute Banco de Chile’s acceptance of such Citi Hosted Application-Specific Agreement. These Citi Terms of Use are in addition to the terms of such Citi Hosted Application-Specific Agreement and are not intended to modify or supersede the terms of such Citi Hosted Application-Specific Agreement, which Agreement, in the event of any conflicting terms, will govern.

(c) Links to or From Third Party Websites. Solely as a convenience to Banco de Chile and the Authorized Users, the Citi Hosted Applications may contain links to certain Internet sites or other interactive services sponsored and maintained by third parties. Citi is not responsible or liable for, and makes no representations or warranties, concerning the Content of any such third party sites or services, including appropriateness of any products, services or transactions described therein, and any such link does not constitute an endorsement, authorization, sponsorship, or affiliation by Citi with respect to that site or service, or its owners or providers, and Banco de Chile may access that site or service solely at Banco de Chile’s own risk.

(d) Intellectual Property Matters. All Content on the Citi Hosted Applications is the exclusive property of Citi or its licensors and is protected by intellectual property Laws of the United States of America and international intellectual property Laws. All rights not expressly granted herein are reserved to Citi. Citi hereby grants Banco de Chile a non-exclusive, non-transferable license for the term of the Agreement to access and download, display, and print the Content accessible via the Citi Hosted Applications solely to the extent necessary for the operation of the Banco de Chile Business, provided that Banco de Chile does not republish such Content and that Banco de Chile retains all copyright and other proprietary notices pertaining to such Content. In connection with any Citi Hosted Application, including but not limited to a web-based service, that enables Banco de Chile to post or publish Content to third parties via such Citi Hosted Application, Banco de Chile acknowledges and agrees that Citi shall have the limited right to use, publish, and otherwise exploit any and all Content that Banco de Chile so posts or publishes as may be reasonably necessary in connection with such Citi Hosted Application, and Banco de Chile hereby waives any claims against Citi for any alleged or actual infringements of any Intellectual Property or other proprietary rights in connection with such use of such Content. Banco de Chile covenants that Banco de Chile shall not post or otherwise publish on the Citi Hosted Applications any Content in violation of any Law; containing a computer virus or other destructive element; containing advertising; or constituting or containing false or misleading statements. Citi does not and cannot review all Content posted to the Citi Hosted Applications by Banco de Chile and is not responsible for such Content. However, Citi reserves the right to refuse to post and the right to remove any Content, in whole or in part, for any reason or for no reason.

(e) Right to Grant Access to Citi Hosted Applications to Banco de Chile Permitted Customers. Banco de Chile and its Affiliates may grant Banco de Chile Permitted Customers access to the portions of the Citi Hosted Applications designated by Citi for such purpose and to use the Citi Customer Documentation related thereto. Each such grant of access to a Banco de Chile Permitted Customer shall be solely for the purposes of and as each such Citi Hosted Application relates to the servicing of such Banco de Chile Permitted Customer in the operation of the Banco de Chile Business. Furthermore, each such permitted grant shall be nonexclusive, non-assignable, non-transferable, and shall not include any right to grant further access rights. Banco de Chile shall require each subgrantee to execute and deliver an agreement respecting access to such Citi Hosted Applications in a form approved in advance by Citi. Such form shall contain (a) a disclaimer of liability and waiver of special damages with respect to Citi, (b) restrictions on Confidential Information of Citi consistent with the restrictions set forth in ARTICLE VI of this Agreement, and (c) restrictions on use and ownership of the applicable Citi Hosted Applications otherwise consistent with the terms and conditions of this Agreement. In addition, Banco de Chile shall not enter into any such subgrantee access agreement without the prior approval of Citi in each case.

5.9 Banco de Chile Web Sites, Platforms and Other Hosted Services.

(a) Banco de Chile Hosted Applications. In connection with the Services provided hereunder, Banco de Chile will provide Citi access, solely for the internal use of Citi, except as provided in Section 5.9(e) to certain web sites, platforms and other interactive services hosted by or for Banco de Chile as set forth on Schedule 2.2(a)(1) (each, a “Banco de Chile Hosted Application”) subject to the terms and conditions of this Section 5.9 (the “Banco de Chile Terms of Use”). These Banco de Chile Terms of Use govern use by Citi, and other users deemed to be acting on its behalf due to use of Passwords issued to Citi (the “Citi Authorized Users”), of the Banco de Chile Hosted Applications, including the Content, products and services provided and/or accessible thereby.

(b) Hosted Application-Specific Agreements. One or more of the Banco de Chile Hosted Applications may be subject to a client access agreement, system rules, and or/other agreement specific to the use of such Hosted Application(s) (each, a “Banco de Chile Hosted Application-Specific Agreement”). Banco de Chile Hosted Application-Specific Agreements may be identified to Citi and/or a Citi Authorized User (a) by written notice with a requirement that Citi physically execute and deliver a tangible copy of such Banco de Chile Hosted Application-Specific Agreement (“Banco de Chile Written Usage Agreement”), (b) by an execution procedure implemented on such Banco de Chile Hosted Application(s) requiring affirmative acknowledgement of the terms of such Banco de Chile Hosted Application-Specific Agreement and entry thereto by clicking or other recordable acknowledgement (“Banco de Chile Click-Wrap Agreement”), or (c) by the posting of such Banco de Chile Hosted Application-Specific Agreement on such Banco de Chile Hosted Application in a manner that permits browsing thereof by any Authorized User of such Banco de Chile Hosted Application (“Banco de Chile Browse-Wrap Agreement”). Regardless of whether a Banco de Chile Hosted Application-Specific Agreement constitutes a Banco de Chile Written Usage Agreement, Banco de Chile Click-Wrap Agreement or Banco de Chile Browse-Wrap Agreement, the Parties agree that, upon Citi’s use of any Banco de Chile Hosted Application for which such a Banco de Chile Hosted Application-Specific Agreement is so identified, the Parties will be subject to and bound by such Banco de Chile Hosted Application-Specific Agreement in connection with Citi’s or any Citi Authorized User’s use of such Banco de Chile Hosted Application and in particular Citi’s or any Citi Authorized User’s use of such Banco de Chile Hosted Application shall constitute Citi’s acceptance of such Banco de Chile Hosted Application-Specific Agreement. These Banco de Chile Terms of Use are in addition to the terms of such Banco de Chile Hosted Application-Specific Agreement and are not intended to modify or supersede the terms of such Banco de Chile Hosted Application-Specific Agreement, which Agreement, in the event of any conflicting terms, will govern.

(c) Links to or From Third Party Websites. Solely as a convenience to Citi and the Citi Authorized Users, the Banco de Chile Hosted Applications may contain links to certain Internet sites or other interactive services sponsored and maintained by third parties. Banco de Chile is not responsible or liable for, and makes no representations or warranties, concerning the Content of any such third party sites or services, including appropriateness of any products, services or transactions described therein, and any such link does not constitute an endorsement, authorization, sponsorship, or affiliation by Banco de Chile with respect to that site or service, or its owners or providers, and Citi may access that site or service solely at Citi’s own risk.

(d) Intellectual Property Matters. All Content on the Banco de Chile Hosted Applications is the exclusive property of Banco de Chile or its licensors and is protected by intellectual property Laws of Chile and international intellectual property Laws. All rights not expressly granted herein are reserved to Banco de Chile. Banco de Chile hereby grants Citi a non-exclusive, non-transferable license for the term of the Agreement to access and download, display, and print the Content accessible via the Banco de Chile Hosted Applications solely to the extent necessary for the operation of the Citi Business, provided that Citi does not republish such Content and that Citi retains all copyright and other proprietary notices pertaining to such Content. In connection with any Banco de Chile Hosted Application, including but not limited to a web-based service, that enables Citi to post or publish Content to third parties via such Banco de Chile Hosted Application, Citi acknowledges and agrees that Banco de Chile shall have the limited right to use, publish, and otherwise exploit any and all Content that Citi so posts or publishes as may be reasonably necessary in connection with such Banco de Chile Hosted Application, and Citi hereby waives any claims against Banco de Chile for any alleged or actual infringements of any Intellectual Property or other proprietary rights in connection with such use of such Content. Citi covenants that Citi shall not post or otherwise publish on the Banco de Chile Hosted Applications any Content in violation of any Law; containing a computer virus or other destructive element; containing advertising; or constituting or containing false or misleading statements. Banco de Chile does not and cannot review all Content posted to the Banco de Chile Hosted Applications by Citi and is not responsible for such Content. However, Banco de Chile reserves the right to refuse to post and the right to remove any Content, in whole or in part, for any reason or for no reason.

(e) Right to Grant Access to Banco de Chile Hosted Applications to Citi Permitted Customers. Citi and its Affiliates may grant Citi Permitted Customers access to the portions of the Banco de Chile Hosted Applications designated by Banco de Chile for such purpose and to use the Banco de Chile Customer Documentation related thereto. Each such grant of access to a Citi Permitted Customer shall be solely for the purposes of and as each such Banco de Chile Hosted Application relates to the servicing of such Citi Permitted Customer in the operation of the Citi Business. Furthermore, each such permitted grant shall be nonexclusive, non-assignable, non-transferable, and shall not include any right to grant further access rights. Citi shall require each subgrantee to execute and deliver an agreement respecting access to such Banco de Chile Hosted Applications in a form approved in advance by Banco de Chile. Such form shall contain (a) a disclaimer of liability and waiver of special damages with respect to Banco de Chile, (b) restrictions on Confidential Information of Banco de Chile consistent with the restrictions set forth in ARTICLE VI of this Agreement, and (c) restrictions on use and ownership of the applicable Banco de Chile Hosted Applications otherwise consistent with the terms and conditions of this Agreement. In addition, Citi shall not enter into any such subgrantee access agreement without the prior approval of Banco de Chile in each case.

article vi. CONFIDENTIALITY

6.1 Confidential Information.

Information of the Parties relating to the Services or otherwise disclosed by the Parties to each other in connection with this Agreement, to the extent it qualifies as “Información Confidencial” under subsection (a) of Cláusula Quinta of the Connectivity Agreement, shall be subject to the provisions of subsection (a) of Cláusula Quinta of the Connectivity Agreement, hereinafter “Confidential Information”. In addition, the Parties agree to periodically review applicable regulatory guidelines and industry standards relating to confidentiality, the retention and/or destruction of third party information, including third party data, and disclosure of information security breaches. The Parties will comply with the applicable Law and any applicable regulatory guidelines and industry standards, and will confer regarding internal policies reflecting such Law and good practices regarding data retention and deletion and implement such practices as deemed necessary or desirable.

article vii. INTELLECTUAL PROPERTY AND DATA

7.1 Ownership of Data and Intellectual Property.

(a) Notwithstanding anything contained herein to the contrary, (i) all data created pursuant to a Service and on behalf of the Party receiving such Service, shall be owned by such receiving Party, and (ii) all systems, technology and Intellectual Property owned by Banco de Chile or Citi, as applicable, shall continue to be owned by Banco de Chile or Citi, as applicable, even if such systems, technology and Intellectual Property are serviced by Citi or Banco de Chile, as applicable.

(b) Citi shall be the sole and exclusive owner of all rights, title and interest in the data, source code and other Intellectual Property it creates (or, subject to the terms of any applicable third party contracts, has created on its behalf) pursuant to its performance under this Agreement, including any modification, enhancement, or derivative work of any Citi Intellectual Property. To the extent that such Intellectual Property is to be used or accessed by Banco de Chile as part of the Citi Services hereunder, Citi shall grant Banco de Chile a non-exclusive license or right of access, as applicable, during the Term, to use the foregoing in the Banco de Chile Business subject to the terms and conditions applicable to such Citi Services hereunder, or as Citi and Banco de Chile may otherwise agree in writing on a case-by-case basis. For the avoidance of doubt, if Banco de Chile requests, commissions or otherwise suggests new features or functionality that Citi, at its sole discretion, creates or adopts for any Citi Service or Citi Intellectual Property, or if Citi otherwise produces materials, including but not limited to applications, new services or Additional Services at Banco de Chile’s request, any and all of the foregoing, including all Intellectual Property rights associated therewith will be the sole and exclusive property of Citi.

(c) This Agreement grants no express or implied license, right or interest in or to any copyright, patent, trade secret, trademark, invention or other intellectual property right of Citi other than the express licenses and rights set forth in this ARTICLE VII. Banco de Chile shall not encumber or suffer to exist any lien or security interest on any Intellectual Property owned by Citi, nor shall Banco de Chile take any action that would cause any Intellectual Property owned by Citi to be placed in the public domain. Banco de Chile shall not remove, or allow (through act or omission) to be removed, any copyright, trade secret or other proprietary rights notice from any Intellectual Property owned by Citi. Banco de Chile shall take any actions reasonably requested by Citi, at Citi’s expense, to perfect and protect Citi’s right, title, and interest acknowledged and agreed to in this ARTICLE VII.

(d) Banco de Chile shall be the sole and exclusive owner of all rights, title and interest in the data, source code and other Intellectual Property it creates (or, subject to the terms of any applicable third party contracts, has created on its behalf) pursuant to its performance under this Agreement, including any modification, enhancement, or derivative work of any Banco de Chile Intellectual Property. To the extent that such Intellectual Property is to be used or accessed by Citi as part of the Banco de Chile Services hereunder, Banco de Chile shall grant Citi a non-exclusive license or right of access, as applicable, during the Term, to use the foregoing in the Citi Business subject to the terms and conditions applicable to such Banco de Chile Services hereunder, or as Banco de Chile and Citi may otherwise agree in writing on a case-by-case basis. For the avoidance of doubt, if Citi requests, commissions or otherwise suggests new features or functionality that Banco de Chile, at its sole discretion, creates or adopts for any Banco de Chile Service or Banco de Chile Intellectual Property, such new features or functionality will be the sole and exclusive property of Banco de Chile.

(e) This Agreement grants no express or implied license, right or interest in or to any copyright, patent, trade secret, trademark, invention or other intellectual property right of Banco de Chile other than the express licenses and rights set forth in this ARTICLE VII and Schedule 2.2(a)(1) hereto. Citi shall not encumber or suffer to exist any lien or security interest on any Intellectual Property owned by Banco de Chile, nor shall Citi take any action that would cause any Intellectual Property owned by Banco de Chile to be placed in the public domain. Citi shall not remove, or allow (through act or omission) to be removed, any copyright, trade secret or other proprietary rights notice from any Intellectual Property owned by Banco de Chile. Citi shall take any actions reasonably requested by Banco de Chile, at Banco de Chile’s expense, to perfect and protect Banco de Chile’s right, title, and interest acknowledged and agreed to in this ARTICLE VII.

(f) Except as provided in the Trademark License Agreement, to the extent that Citi and Banco de Chile jointly create Intellectual Property hereunder, such Intellectual Property shall be owned jointly by Citi and Banco de Chile (with no right of accounting); provided, that no Trademarks shall be jointly owned; and provided, further, that if such Intellectual Property is derived from or otherwise based upon a Party’s Intellectual Property, only the newly created derivative Intellectual Property shall be jointly owned, and such joint ownership shall not affect the ownership of the underlying Intellectual Property. If the Parties collaborate to create any Trademarks (i) that are derived from or based upon a Party’s Intellectual Property, such Trademarks shall be owned by such Party and (ii) that are not derived from or based upon a Party’s Intellectual Property, the Parties shall agree in writing before such creation which Party shall own such Trademarks, and the other Party’s rights therein.

7.2 Data Protection.

To the extent reasonably required by a Party providing Services, each Party shall cause the Citi Parties or Banco de Chile Parties, as applicable, that receive Services hereunder to execute a written agreement with such Party, sufficient to comply with any applicable Law relating to data protection.

article viii. DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

8.1 Disclaimer of Representations and Warranties.

THE CITI SERVICES, ON THE ONE HAND, AND THE BANCO DE CHILE SERVICES, ON THE OTHER HAND (INCLUDING IN EACH CASE ANY software or documentation related thereto and CONTENT PROVIDED THEREFROM), ARE PROVIDED “AS IS,” WITH ALL FAULTS, AND THE ENTIRE RISK AS TO THE SATISFACTORY QUALITY, PERFORMANCE, AND ACCURACY THEREOF SHALL BE WITH THE RECIPIENT OF THE SERVICES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OPERATING AGREEMENTS, EACH PARTY ON BEHALF OF ITSELF AND ITS SUBSIDIARIES, AFFILIATES, LICENSORS, THIRD PARTY VENDORS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS expressly disclaims and MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO ANY CITI SERVICE OR THE CITI DOCUMENTATION OR CONTENT, OR THE BANCO DE CHILE SERVICES OR THE BANCO DE CHILE DOCUMENTATION or Content, AS THE CASE MAY BE (INCLUDING THE INFORMATION PROVIDED THEREFROM), WITH RESPECT TO THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT, INCLUDING WARRANTIES WITH RESPECT TO MERCHANTABILITY, OR SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON INFRINGEMENT OF ANY SOFTWARE OR HARDWARE PROVIDED HEREUNDER AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE. NOTHING IN THIS AGREEMENT IS INTENDED TO LIMIT ANY RIGHTS OR REMEDIES OF EITHER PARTY UNDER THE OPERATING AGREEMENTS.

article ix. INDEMNIFICATION

9.1 Indemnification of Banco de Chile.

Subject to the terms of this ARTICLE IX and to the specific indemnifications provisions agreed between the Parties in one or more of the Schedules hereto (and applicable exclusively to such Schedules), from and after the Effective Date, Citi shall indemnify, defend, save and hold harmless Banco de Chile and each of its officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Banco de Chile Indemnified Parties”), from and against any and all Losses (including such fees and expenses related to the enforcement of this Agreement), to the extent resulting from or arising out of any action, suit, proceedings, claim, demand, investigation or assessment made or brought by a third party that is unaffiliated with the Indemnified Party (each, a “Third Party Claim”) to the extent arising from or related to any Citi Party’s breach of this Agreement including, without limitation, any (a) unauthorized use or access to the Systems or security breaches as described in Article V hereof (and other Sections in connection therewith) by a Citi Party or (b) any negligent action or willful misconduct by a Citi Party or (c) any misuse of Confidential Information as provided in Section 6.1 herein (and other Sections in connection therewith) by a Citi Party or (d) infringement or misappropriation by the Services and materials provided by a Citi Party under this Agreement of such third party’s (i) patents or (ii) copyrights, trademarks or trade secrets.

9.2 Indemnification of Citi.

Subject to the terms of this ARTICLE IX and to the specific indemnifications provisions agreed between the Parties in one or more of the Schedules hereto (and applicable exclusively to such Schedules), from and after the Effective Date, Banco de Chile shall indemnify, defend, save and hold harmless Citi and each of its officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Citi Indemnified Parties” and, together with the Banco de Chile Indemnified Parties, the “Indemnified Parties”), from and against any and all Losses (including such fees and expenses related to the enforcement of this Agreement), to the extent resulting from or arising out of any Third Party Claim to the extent arising from or related to any Banco de Chile Party’s breach of this Agreement including, without limitation, any (a) unauthorized use or access to the Systems or security breaches as described in Article V hereof (and other Sections in connection therewith) by a Banco de Chile Party or (b) any negligent action or willful misconduct by a Banco de Chile Party or (c) any misuse of Confidential Information as provided in Section 6.1 herein (and other Sections in connection therewith) by a Banco de Chile Party or (d) infringement or misappropriation by the Services and materials provided by a Banco de Chile Party under this Agreement of such third party’s (i) patents or (ii) copyrights, trademarks or trade secrets.

9.3 Claims.

(a) Upon receipt by an Indemnified Party of notice of a Third Party Claim with respect to a matter for which such Indemnified Party is indemnified under this ARTICLE IX which has given, or is reasonably expected to give, rise to a claim for Losses, the Indemnified Party shall as soon as practicable, in the case of a Banco de Chile Indemnified Party, notify Citi, and, in the case of a Citi Indemnified Party, notify Banco de Chile (Citi or Banco de Chile, as the case may be, the “Indemnifying Party”), in writing, indicating the nature of such Third Party Claim and the basis therefor; provided, however, that any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. Such written notice requirement shall be satisfied by promptly transmitting the statement of claim, complaint, regulatory correspondence or other document triggering the indemnification to the Indemnifying Party along with a cover letter stating briefly why the Indemnified Party believes the claim is subject to indemnification. Such notice shall be sent by facsimile or overnight delivery service in accordance with Section 11.3.

(b) The Indemnifying Party shall have ten (10) Business Days after receipt of notice to elect, at its option, to assume and control the defense of, at its own expense and by its own counsel, any such Third Party Claim, and shall be entitled to assert any and all defenses available to the Indemnified Party to the fullest extent permitted under the applicable Law.

(c) If the Indemnifying Party shall undertake to compromise any such Third Party Claim, it shall promptly, but in any event within ten (10) Business Days of the receipt of notice from the Indemnified Party of such Third Party Claim, notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such Third Party Claim; provided, however, that the Indemnifying Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed) unless the relief consists solely of money Losses to be paid by the Indemnifying Party and includes a provision whereby the plaintiff or claimant in the matter releases the Banco de Chile Indemnified Parties or Citi Indemnified Parties, as applicable, from all liability with respect thereto.

(d) Notwithstanding an election by the Indemnifying Party to assume the defense of any action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate or (ii) the Indemnifying Party shall have authorized the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense.

(e) In any event, the Indemnified Party and Indemnifying Party and their counsel shall cooperate in the defense of any Third Party Claim subject to this ARTICLE IX, keep such Persons informed of all developments relating to any such Third Party Claims and provide copies of all relevant correspondence and documentation relating thereto. All costs and expenses incurred in connection with the Indemnified Party’s cooperation shall be borne by the Indemnifying Party. In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of such asserted liability.

(f) If the Indemnifying Party receiving such notice of a Third Party Claim does not elect to defend such Third Party Claim pursuant to Section 9.3(b), or does not defend such Third Party Claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend such Third Party Claim; provided, however, that the Indemnified Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

9.4 Limitations.

Notwithstanding anything else contained in this Agreement to the contrary:

(a) Citi or Banco de Chile, as applicable, shall not be liable for any amounts for which the Banco de Chile Indemnified Parties or the Citi Indemnified Parties, as applicable, are otherwise entitled to indemnification pursuant to Section 9.1 or Section 9.2, as applicable, unless the amount of Losses with respect to the particular act, circumstance, development, event, fact, occurrence or omission giving rise to such Losses exceeds $50,000 and shall be liable only to the extent such Losses exceed $50,000 (aggregating all such Losses arising from the same set of facts or circumstances).

(b) Citi’s total liability with respect to Losses incurred by Banco de Chile Indemnified Parties under this Agreement in any year shall not exceed, in the aggregate, two times the aggregate amount of the Citi Fees paid hereunder during such year, except to the extent that any liability arises out of Citi’s gross negligence, willful or intentional misconduct, common law fraud or other violation of any applicable Law.

(c) Banco de Chile’s total liability with respect to Losses incurred by Citi Indemnified Parties under this Agreement in any year shall not exceed, in the aggregate, two times the aggregate amount of the Banco de Chile Fees paid hereunder during such year, except to the extent that any liability arises out of Banco de Chile’s gross negligence, willful or intentional misconduct, common law fraud or other violation of any applicable Law.

9.5 Exclusions.

Notwithstanding anything contained in this Agreement to the contrary, in no event shall any Indemnifying Party be obligated under this ARTICLE IX to indemnify an Indemnified Party otherwise entitled to indemnity hereunder in respect of any Losses to the extent that such Losses result from (a) the Indemnified Party’s willful or intentional misconduct or gross negligence, (b) the Indemnified Party’s failure to perform its obligations under this Agreement, (c) the Indemnified Party’s violation of any applicable Law, (d) acts of the Indemnified Party that are outside of the ordinary course of business, other than reasonable acts taken pursuant to Section 9.9 hereunder unless (i) taken at the Indemnifying Party’s written request and direction or (ii) approved in advance in writing by the Indemnifying Party, or (e) acts taken by the Indemnifying Party pursuant to the Indemnified Party’s specific (x) written request and direction, provided that no schedule to this Agreement shall constitute such a request or (y) oral request and direction, so long as such oral request or direction was made, and the acts taken in response to such oral request or direction were taken, in the ordinary course of business, consistent with past practice between the Parties; provided, that in the case of (x) or (y), such acts taken by the Indemnifying Party were in compliance with the sections of this Agreement, unless non-compliance was specified by, or reasonably foreseeable in the fulfillment of, the request or direction of the Indemnified Party. Nothing in this Section 9.5 shall affect either Party’s obligations under Section 9.9 hereunder. Under no circumstances shall any Indemnifying Party be obligated under this Article IX to indemnify an Indemnified Party for Losses consisting of punitive, exemplary, special, indirect, incidental, or consequential damages, except to the extent such damages may be payable in connection with a Third Party Claim.

9.6 Payments.

Amounts payable by the Indemnifying Party to the Indemnified Party in respect of any Losses for which such Party is entitled to indemnification hereunder (“Indemnity Payments”) and to which the limitations set forth in Section 9.4 do not apply shall be paid in immediately available funds within ten (10) Business Days after the later of (i) the receipt of a written request from the Indemnified Party entitled to such Indemnity Payment and (ii) the date of payment of the amount that is the subject of the Indemnity Payment by the Party entitled to receive the Indemnity Payment, except to the extent then being contested in good faith by the Indemnifying Party. All such Indemnity Payments shall be made to the designated account of, and in the manner specified in writing by, the Party entitled to such Indemnity Payments.

9.7 Insurance; Tax Benefits.

(a) Notwithstanding anything contained in this Agreement to the contrary, Losses shall be net of any insurance or other prior or subsequent recoveries actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the claim for indemnification. If an Indemnified Party shall have used commercially reasonable efforts to recover any amounts recoverable under insurance policies and shall not have recovered the applicable Losses, the Indemnifying Party shall be liable for the amount by which such Losses exceeds the amounts actually recovered.

(b) Any Indemnity Payments made pursuant to this ARTICLE IX by any Indemnifying Party to an Indemnified Party shall be increased to account for any Tax cost incurred by the Indemnified Party upon the receipt of such payment (grossed up for such payment) and shall be made net of any Tax benefit realized or utilized by the Indemnified Party or any of its Affiliates resulting from the payments of the amounts indemnified against giving rise to such Indemnity Payments. For purposes of determining the amount of any Tax benefit or Tax cost incurred, the Indemnified Party shall be deemed to pay Tax at the highest United States federal income tax corporate marginal rate or Chilean income tax corporate marginal rate, as applicable, in effect in the year such indemnifiable Loss is incurred and the recipient of the Tax benefit shall be deemed to realize or utilize any Tax benefit in the first taxable year that such Tax benefit may be realized or utilized under any applicable Law after taking into account all other Tax attributes of such Indemnified Party and the projected utilization of such Tax attributes as computed by the recipient of such Tax benefit. If a Tax benefit resulting from the incurrence or payment of Losses is available to any Indemnified Party or its Affiliates in multiple Tax years, the amount of such Tax benefit for purposes of this Section 9.7(b) shall be the net present value of all of such available Tax benefits, calculated by using a discount rate equal to the long term applicable federal rate for the month in which such Losses are incurred. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870 AD or successor form) with respect to the Indemnified Party’s liability for Taxes, and any payments, if necessary, by the Indemnified Party or the Indemnifying Party to reflect such adjustment shall be made if necessary within ten (10) days of such determination.

9.8 Remedies Exclusive.

The right to indemnification provided in this ARTICLE IX shall be the exclusive remedy (including equitable remedies that involve monetary payment, such as restitution or disgorgement, other than specific performance to enforce any payment or performance due hereunder) of the Parties from and after the Effective Date in connection with any Third Party Claims.

9.9 Mitigation.

Notwithstanding anything contained in this Agreement to the contrary, each Indemnified Party shall use commercially reasonable efforts to mitigate any claim or liability that an Indemnified Party asserts or may assert under this Agreement. In the event that an Indemnified Party shall fail to make such commercially reasonable efforts to mitigate any such claim or liability, then notwithstanding anything contained in this Agreement to the contrary, neither Citi nor Banco de Chile, as the case may be, shall be required to indemnify any Indemnified Party for that portion of any Losses that would reasonably be expected to have been avoided if the Indemnified Party had made such efforts.

article x. TERM AND TERMINATION

10.1 Term of Agreement.

Although this Agreement is not one of the Contratos Operativos covered by the Cooperation Agreement, the Parties acknowledge that this Agreement complements and carries out the objectives of the Cooperation Agreement. Accordingly, the Parties agree that this Agreement shall become effective as of the Effective Date and shall remain in force and, except as specifically provided in the applicable Schedule to this Agreement, each Service shall continue, for the period specified in Cláusula Sexta of the Cooperation Agreement, unless earlier terminated by the Parties as provided in this ARTICLE X.

10.2 Termination.

(a) Elective Partial Termination.

(i) Either Party, as a Service recipient, may on sixty (60) days’ written notice to the other Party, terminate any Citi Service, Banco de Chile Service or Additional Service, as applicable. Any such terminated Service shall be deleted from Schedules 2.1(a)(1), 2.1(a)(2), 2.1(a)(3) or 2.2(a)(1), as applicable, and the terminating Party shall have no obligation to continue to use or pay for any such Citi Service or Banco de Chile Service, as applicable; provided, however, that this Agreement shall remain in effect until neither Party requires any Service from the other Party, or until otherwise terminated pursuant to this ARTICLE X.

(ii) Either Party may immediately terminate any Citi Service, Banco de Chile Service or Additional Service, as applicable, if such Party reasonably determines that it is required to terminate such Service or rights and licenses to such Service by applicable Law, regardless of whether such Party is the provider or recipient of such Services.

(iii) Any termination notice delivered by either Party pursuant to this Section 10.2(a) shall specify in detail the Service or Services to be terminated, and the effective date of such termination.

10.3 Effect of Termination. In the event that this Agreement is terminated for any reason:

(a) Each Party agrees and acknowledges that the obligations of each Party to provide the Services, or to cause the Services to be provided, hereunder shall immediately cease, and any licenses to Citi facilities and Banco de Chile facilities granted hereunder shall immediately terminate. Upon cessation of the applicable Party’s obligation to provide any Service, the Party receiving the Service shall stop using, directly or indirectly, such Service. In addition, during the six (6) months following such termination, each Party shall use commercially reasonable efforts (i) to provide the other Party with a copy of such other Party’s data created pursuant to any Service and (ii) to destroy (and certify to the destruction of) all data owned by such other Party or its Affiliates and third parties which was created in connection with such Services and which are in their possession as of the termination date.

(b) Upon request, each Party shall, and shall cause its Affiliates and third parties (subject to the terms of such Party’s agreements with such third parties) retained by such Party or Affiliates to, return to the other Party or destroy (and certify to the destruction of) all tangible personal property and books, records or files owned by such other Party or its Affiliates and third parties and used in connection with the provision of Services that are in their possession as of the termination date.

(c) In the event that the Party receiving a Service seeks to discontinue such Service without providing the sixty (60) day notice provided for herein, the Party receiving such Service shall be responsible to the Party providing such Service for reasonable and proper termination charges, including all reasonable cancellation costs, that are actually incurred by the Party providing such Service; provided, that (i) the Party providing such Service shall use commercially reasonable efforts to minimize all such costs; and (ii) such costs shall be no greater than the amount the Party receiving such Service would have paid for sixty (60) days of such Service had the Party receiving such Service actually received such Service.

(d) The following matters shall survive the termination of this Agreement (i) the rights and obligations of each Party under Section 5.5(a), Section 5.5(b), ARTICLE VI, ARTICLE VII, ARTICLE VIII, ARTICLE IX, this Section 10.3 and ARTICLE XI and (ii) the obligations under ARTICLE IV of each Party to pay the applicable Fees for Services furnished prior to the effective date of termination.

article xi. MISCELLANEOUS

11.1 Construction.

(a) For the purposes of this Agreement (i) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa and words (including capitalized terms defined herein) of one gender shall be held to include the other gender as the context requires, (ii) all references to the “Agreement” shall include all Exhibits, Schedules and Attachments to this Agreement unless otherwise specified, (iii) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph and Exhibit references are to the Articles, Sections, paragraphs and Exhibits to this Agreement, unless otherwise specified, (iv) the word “including” and words of similar import when used in this Agreement mean “including without limitation,” (v) “commercially reasonable efforts” shall not require a waiver by any Party of any material rights or any action or omission that would be a breach of this Agreement, (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified, (vii) all references herein to “$” or dollars shall refer to United States dollars, unless otherwise specified and (viii) all terms defined in this Agreement shall have the meanings ascribed herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b) The Parties acknowledge and agree that, to the extent there is a conflict between the terms and provisions of this Agreement and the terms and provisions of any Exhibit (including any Attachment thereto) or Schedule hereto, the terms and provisions of this Agreement shall control. Unless expressly provided otherwise herein, this Agreement is not intended to affect the Parties’ rights and obligations under the Operating Agreements. Subject to the preceding sentence, to the extent there is a conflict between the terms and provisions of this Agreement and the terms and provisions of any of the Operating Agreements, the terms and provisions of this Agreement shall be interpreted in a manner to maximize their consistency with those of the Operating Agreements.

(c) The Parties acknowledge that each Party and its respective counsel have reviewed and revised this Agreement, and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall be employed in the interpretation of this Agreement or any amendments hereto.

11.2 Headings.

The Article and Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

11.3 Notices.

All notices, demands, and other communications required or permitted to be given to any Party under this Agreement shall be in writing and any such notice, demand or other communication shall be deemed to have been duly given when delivered by hand, by courier or overnight delivery service, by certified or registered mail, or, in the case of facsimile notice, when sent and transmission is confirmed, and, regardless of method, addressed to the Party at its address or facsimile number set forth below (or at such other address or facsimile number as the Party shall furnish the other parties in accordance with this Section 11.3), with a copy sent in a like manner to the applicable Service Coordinator:

If to Citigroup:

Citigroup Inc.

201 South Biscayne Blvd., 29th Floor

Miami, Florida 33131

Attn: Julio Figueroa

Title: Latin America Cluster & Banking Head

Email: julio.figueroa@citi.com

If to Banco de Chile:

Banco de Chile

Ahumada 251, Piso 2, Gerencia General, Santiago, Chile.

Attn: Eduardo Ebensperger

Title: Chief Executive Officer

Facsimile: (562) 653 23 03

Email: eebenspe@bancochile.cl

11.4 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State.

11.5 Arbitration of Disputes; Attorney’s Fees.

(a) Any Disputes (as defined in Section 11.14) that cannot be resolved under Section 11.14 shall be resolved by arbitration in accordance with Subsection (l) of Cláusula Quinta of the Connectivity Agreement.

(b) The arbitrators shall have the power to require the losing party in a Dispute to pay the attorney’s fees of the prevailing Party if they deem it appropriate to do so.

11.6 Entire Agreement.

This Agreement, together with all Schedules hereto, the Operating Agreements, any Citi Hosted Application-Specific Agreements and any Banco de Chile Hosted Application-Specific Agreements constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements with respect thereto. The Parties intend that this Agreement (including its Schedules) shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever, other than the Operating Agreements, may be introduced in any judicial proceeding involving this Agreement.

11.7 Amendment, Modification and Waiver.

No amendment to this Agreement shall be effective unless it shall be in writing and signed by each Party hereto. Any failure of a Party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument duly executed and delivered by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

11.8 Severability.

If any provision of this Agreement, or the application of any such provision, is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, or invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by the Law, the Parties waive any provision under the applicable Law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect. The Parties shall, to the extent lawful and practicable, use commercially reasonable efforts to enter into arrangements to reinstate the intended benefits, net of the intended burdens, of any such provision held invalid, illegal or unenforceable.

11.9 Successors and Assigns; No Third Party Beneficiaries.

This Agreement and all its provisions shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing in this Agreement, whether expressed or implied, will confer on any Person, other than the Parties or their respective permitted successors and assigns, any rights, remedies or liabilities; provided that the provisions of ARTICLE IX will inure to the benefit of the Indemnified Parties.

11.10 Assignment.

Without the prior written consent of the other Party (which consent may not be unreasonably withheld), no Party may assign its rights or obligations under this Agreement, including in the case of a merger or other change of control, except as provided in Cláusula Cuarta of the Cooperation Agreement. Any purported assignment or transfer in violation of this Section 11.10 shall be void and shall constitute a material breach of this Agreement.

11.11 Expenses.

Whether or not the transactions contemplated hereby are consummated, all expenses incurred in connection with the drafting and negotiation of this Agreement shall be paid by the Party incurring such expenses.

11.12 Counterparts.

This Agreement may be executed by the Parties in multiple counterparts which may be delivered by facsimile transmission. Each counterpart when so executed and delivered shall be deemed an original, and all such counterparts taken together shall constitute one and the same instrument.

11.13 Relationship of the Parties.

Each Party and its Affiliates shall be acting as an independent contractor in performing under this Agreement, and shall not be considered or deemed to be an agent, employee, joint venturer or partner of the other Party or any of its Affiliates. Each Party and its Affiliates shall, at all times, maintain complete control over its Personnel and operations, and shall have sole responsibility for staffing, instructing and compensating its Personnel. Neither Party (nor its Affiliates) shall have, or shall represent that it has, any power, right or authority to bind the other Party (or its Affiliates) to any obligation or liability, to assume or create any obligation or liability or transact any business in the name or on behalf of the other Party (or its Affiliates), or make any promises or representations on behalf of the other Party (or its Affiliates), unless agreed to in writing.

11.14 Dispute Resolution.

In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, including the dispute of any fees invoiced under ARTICLE IV or any claim by any Party that any other Party has breached the material terms hereof (each, a “Dispute”), the Service Coordinators of Citi and Banco de Chile shall meet (by telephone or in person) no later than two (2) Business Days after receipt of notice by any Party of a request for resolution of a Dispute. The Service Coordinators shall enter into negotiations aimed at resolving any such Dispute. If the Service Coordinators are unable to reach mutually satisfactory resolution of the Dispute within ten (10) Business Days after receipt of notice of the Dispute, the Dispute shall be referred to the Comité de Dirección (Steering Committee), as defined in the Cooperation Agreement. If the Comité de Dirección is unable to reach mutually satisfactory resolution of the Dispute within thirty (30) days after referral of the Dispute by the Service Coordinators (or such other longer period agreed by the members of the Comité de Dirección, paragraph (c) of Cláusula Tercera of the Cooperation Agreement shall apply. For purposes of this Section 11.14, this Agreement shall be deemed to be an Operating Agreement as such term is used in Cláusula Primera of the Cooperation Agreement.

11.15 Schedules.

The following Schedules to this Agreement are incorporated by reference herein and shall be considered to be part of this Agreement.

Schedule		Description
Schedule 2.1(a)(1)	-	Custody Processing Services
Schedule 2.1(a)(2)	-	Citi Regional Technology Services
Schedule 2.1(a)(3)	-	License of Citi Software Applications
Schedule 2.2(a)(1)	-	License of Banco de Chile Software Applications
Schedule 2.3.1	-	Services provided by Citi (Latam TTS Onboarding Hub) to Banco de Chile and by Banco de Chile to Citi (Latam TTS Onboarding Hub)
Schedule 2.3.2	-	Treasury and Trade Solutions Services provided by Citi to Banco de Chile and by Banco de Chile to Citi
Schedule 2.3.3	-	Customer Service
Schedule 2.5	-	Additional Services (if applicable)
Schedule 5.4	-	Systems Access Procedure

[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be duly executed and delivered on its behalf as of the first date above written, and the Parties agree that this Agreement shall be effective as of January 1, 2026.

CITIGROUP INC.

Por:	/s/ Julio Figueroa
Julio Figueroa
Latin America Cluster & Banking Head

BANCO DE CHILE

Por:	/s/ Eduardo Ebensperger Orrego
Eduardo Ebensperger Orrego
Gerente General

[2025 Amended and Restated Master Services Agreement – signature page]